Exhibit 99.1

The Fresh Market, Inc. Reports First Quarter 2011 Earnings

- Total sales increased 10.0% for first quarter

- Comparable store sales increased 4.1% for the quarter; 6 consecutive quarters of positive growth

- Diluted earnings per share of $0.28

GREENSBORO, North Carolina – June 2, 2011 – The Fresh Market, Inc. (NASDAQ: TFM), a high-growth specialty retailer, today announced sales and earnings results for its fiscal first quarter ended May 1, 2011. For the first quarter of fiscal 2011, net sales increased 10.0% to $264.5 million and comparable store sales increased 4.1%, compared to the corresponding period in 2010. Net income for the first quarter of fiscal 2011 was $13.5 million, compared to pro forma net income of $12.2 million for the corresponding period in 2010. Diluted earnings per share for the first quarter of fiscal 2011 was $0.28, compared to pro forma diluted earnings per share of $0.26 for the corresponding period in 2010. Several items described under “Items Impacting Comparability” (below) impact the comparability of quarterly earnings per share and should be reviewed by investors in order to assess the Company’s ongoing operations on a comparable basis.

“We continue to be pleased with our business performance, particularly our ability to deliver strong earnings growth on top of a robust first quarter last year,” said Craig Carlock, President and Chief Executive Officer. “We are encouraged by the fact that our business continued to expand and performed consistently and steadily in the first quarter, and we remain confident in our EPS guidance of $1.01 to $1.05 for the year. Additionally, our new store pipeline is being filled with terrific sites and we are on track for opening 12 to 14 new stores by the end of the fiscal year. We continue to believe that a long term unit growth rate of 15% annually is achievable and appropriate for our business.”

Items Impacting Comparability

To provide investors with information to assist them in assessing the Company’s ongoing operations on a comparable basis, the Company is providing additional financial information. This additional information should be evaluated in addition to, and not as a substitution for, information provided in accordance with generally accepted accounting principles in the United States (GAAP).

The Company’s recently completed public offering of common stock impacted the comparability of the first quarter of fiscal 2011 to the corresponding period in 2010. Transaction expenses related to the offering are included in selling, general and administrative expense and totaled approximately $1.1 million, resulting in an after-tax reduction in earnings per share of approximately $0.02 per share on a diluted basis. The costs associated with the offering included legal, printing, accounting and filing fees and expenses as well as other charges directly related to the offering.

Additionally, the Company terminated its S-corporation status and converted to a C-corporation for income tax purposes in connection with its initial public offering in November 2010. As a result, the first quarter of fiscal 2011 income tax provision reflects entity-level state and federal taxes, while the corresponding provision in 2010 only reflects state taxes owed by the Company in certain states that the Company operated. Therefore, pro forma income taxes and pro forma earnings per share data have been provided on the face of the financial statements that are attached to this press release.

Lastly, the Company changed its fiscal year from a fiscal year ended December 31 to a fiscal year ended on the last Sunday of January, which commenced with fiscal 2011. As a result of this change, the Company has recast its first quarter of 2010 so that it corresponds to the same 91-day period in the first quarter of fiscal 2011.

Operating Performance

The Company had strong sales growth and significantly improved year-over-year comparable operating margin performance, which resulted from its continued focus on key perishable departments and from profitably growing the business through new stores. Total net sales increased 10.0% to $264.5 million for the first quarter of fiscal 2011, compared to $240.5 million for the corresponding period in 2010. Comparable store sales increased 4.1% to $245.4 million for the first quarter of fiscal 2011, compared to $235.7 million for the corresponding period in 2010. The comparable store sales increase resulted from a 1.7% increase in the number of transactions and a 2.4% increase in average transaction size.

The Company’s gross profit increased 11.5%, or $9.3 million, to $89.6 million for the first quarter of fiscal 2011, compared to $80.3 million for the corresponding period in 2010. This increase was attributable to increased sales and an increase in the gross margin rate. The gross margin rate increased 50 basis points to 33.9% for the first quarter of fiscal 2011, compared to 33.4% for the corresponding period in 2010. The increase in the Company’s gross margin rate was primarily attributable to reduced merchandise shrinkage and lower supply costs as a percentage of sales.

Selling, general, and administrative expenses increased 13.7% to $59.0 million for the first quarter of fiscal 2011, compared to $51.9 million for the corresponding period in 2010. Selling, general, and administrative expenses as a percentage of sales increased 70 basis points to 22.3% for the first quarter of fiscal 2011, compared to 21.6% for the corresponding period in 2010. This increase resulted primarily from the transaction expenses incurred in connection with the Company’s public offering of common stock during the first quarter of fiscal 2011 of approximately $1.1 million, which had an impact of approximately 40 basis points as a percentage of sales. The remaining increase was due to higher corporate expenses, primarily attributable to nearly $645,000, or approximately 25 basis points as a percentage of sales, of incremental public company costs for the first quarter of fiscal 2011, compared to the corresponding period in 2010, which was partially offset by an improvement in store-level labor expense as a percentage of sales.

Operating income increased 7.7% to $22.1 million for the first quarter of fiscal 2011, compared to $20.5 million for the corresponding period in 2010. As a percentage of sales, operating income decreased by 10 basis points to 8.4% for the first quarter of fiscal 2011, compared to 8.5% for the corresponding period in 2010. The primary driver of the decrease in operating margin was the 40 basis point impact related to transaction expenses incurred in connection with the Company’s public offering of common stock.

Balance Sheet/Cash Flow

During the first quarter of fiscal 2011, the Company generated $31.6 million in cash flow from operations and invested $13.0 million in capital expenditures, of which $10.2 million related to new, relocated and remodeled stores.

The Company’s cash balance at the end of the first quarter of fiscal 2011 was approximately $9.7 million, an increase of $6.0 million compared to the cash balance as of December 31, 2010 and an increase of $1.8 million compared to January 30, 2011. The increases were primarily attributable to cash generated from operations. Total debt at the end of the first quarter of fiscal 2011 was $66.0 million, down $31.4 million from a balance of $97.4 million at December 31, 2010 and down $15.9 million from a balance of $81.9 million at January 30, 2011.

Average inventory on a FIFO basis per store at the end of the first quarter of fiscal 2011 increased 6.7%, compared to the corresponding period in 2010. The increase resulted primarily from increases in Gift Center and Bulk and the expansion of our Health and Beauty department in additional stores, which were offset by modest decreases in Beer/Wine and Candy.

On a trailing four quarter basis, giving effect to the recast of fiscal quarters in connection with the Company’s change in its fiscal year-end and adjusted to exclude IPO-related charges arising during November 2010 and to include a pro forma provision for corporate income taxes, the Company’s Return on Assets was 16.9%, Return on Invested Capital, excluding excess cash, was 24.5%, and Return on Equity was 49.2%. These financial return measures and certain of their components are non-GAAP financial measures. The schedules attached to this press release include a discussion of these non-GAAP measures and the components thereof, as well as the details of our calculations of these financial return measures.

Growth and Development

During the first quarter of fiscal 2011, the Company opened one new store in Peachtree City, Georgia, representing our 11th store in the state of Georgia. The Company currently has 101 stores totaling approximately 2.1 million square feet and anticipates opening 12 to 14 new stores during fiscal 2011.

The Company recently purchased land for a new store in Fort Lauderdale, FL, and signed four leases for new stores in: Aiken, SC; Chestnut Hill, PA; Crystal Lake, IL; and Stuart, FL. The Company also recently signed a new lease for the relocation of its existing Montgomery, AL store. These stores are currently scheduled to open during or after fiscal 2011.

The following table provides additional information about the Company’s real estate and store opening activities in the first quarter of fiscal 2011 and leases currently signed for stores scheduled to open during or after the remainder of fiscal 2011.

Store Information	Opened As of May 1, 2011	Current Leases Signed
Number of new stores	1	14
Number of relocations	0	2
Number of ground leases and owned properties	0	3
Average capital cost per store opened YTD 2011[1]	$3.8 million
Average store size (gross square feet)	21,266
Total rentable square footage	2.1 million

Note 1: Net of capital contributions, if any, received from Landlords.

Fiscal 2011 Outlook

For fiscal 2011, management expects:

•	12 to 14 new store openings; many of which are expected to open late in fiscal 2011

•	2 store relocations and 2 store remodels

•	Approximately $85 million to $90 million in capital expenditures

•	Comparable store sales increase of 4% to 5%

•	Operating margin, as a percentage of sales, to improve 20 to 50 basis points over the prior year’s 7.2% adjusted operating margin as discussed in the Company’s 2010 10-K filing.

•

This improvement reflects gross margin expansion and slight selling, general and administrative expenses deleverage, with transaction costs related to the public offering of common stock more than offsetting slight leverage across the remaining expense categories

•	Diluted earnings per share of $1.01 to $1.05

2011 First Quarter Earnings Conference Call

The Company will host a conference call today at 9:00 a.m. Eastern Time hosted by President and Chief Executive Officer, Craig Carlock and Executive Vice President and Chief Financial Officer, Lisa Klinger. During the conference call, the Company may answer questions concerning business and financial developments and trends and other business and financial matters. The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.

Those who wish to participate in the call may do so by dialing (877) 852-2928. Any interested party will also have the opportunity to access the call via the Internet at www.thefreshmarket.com. To listen to the live call via our website, please go to the website at least fifteen minutes early to register and download any necessary audio software. For those who cannot listen to the live broadcast, a recording will be available for 30 days after the date of the event. Recordings may be accessed at www.thefreshmarket.com.

About The Fresh Market, Inc.

Founded in 1982, The Fresh Market, Inc. is a specialty grocery retailer focused on providing high-quality products in a unique and inviting atmosphere with a high level of customer service. As of June 2, 2011, the company operates 101 stores in 20 states, located in the Southeast, Midwest, Mid-Atlantic, and Northeast. For more information, please visit www.thefreshmarket.com.

Forward Looking Statements: This document contains forward-looking statements that reflect our plans, estimates, and beliefs and involve a number of risks and uncertainties. Any statements contained herein (including, but not limited to, statements to the effect that The Fresh Market or its management “anticipates,” “plans,” “estimates,” “expects,” “believes,” and other similar expressions) that are not statements of historical fact should be considered forward-looking statements. The following are some of the factors that could cause or contribute actual results to differ materially from any forward-looking statements: accounting entries and adjustments at the close of our fiscal quarter; unexpected expenses and risks associated with our business; our ability to remain competitive in the areas of merchandise quality, price, breadth of selection, customer service and convenience; the effective management of our merchandise buying and inventory levels; our ability to anticipate and/or react to changes in customer demand; changes in consumer confidence and spending; unexpected consumer responses to promotional programs; unusual, unpredictable and/or severe weather conditions including their effect on our supply chain and our store operations; the effectiveness of our logistics and supply chain model, including the ability of our third-party logistics providers to meet our product demands and restocking needs on a cost competitive basis; the execution and management of our store growth and the availability of acceptable real estate locations for new store openings; the actions of third parties involved in our store growth activities, including property owners, landlords, property managers, those involved in the construction of our new store locations and current tenants who occupy one or more of our proposed new store locations, all of whom may be impacted by their financial condition, their lenders, their activities outside of those focused on our new store growth and other tenants, customers and business partners of theirs; global economies and credit and financial markets; our ability to maintain the security of electronic and other confidential information; serious disruptions and catastrophic events; competition; personnel recruitment and retention; acquisitions and divestitures including the ability to integrate successfully any such acquisitions; information systems and technology; commodity, energy and fuel cost increases; compliance with laws, regulations and orders; changes in laws and regulations; outcomes of litigation and proceedings; tax matters and other factors as set forth from time to time in our Securities and Exchange Commission filings. We intend these forward-looking statements to speak only as of the time of this release and do not undertake to update or revise them as more information becomes available.

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This press release, and access to our earnings call, is also available in the Investor Relations portion of The Fresh Market, Inc. website (http://ir.thefreshmarket.com/).

The Fresh Market, Inc.

Statements of Income

(In thousands, except share and per share amounts)

(unaudited)

	For the Quarter Ended
	May 1, 2011	May 2, 2010

Sales	$264,459	$240,464
Cost of goods sold	174,886	160,141

Gross profit	89,573	80,323

Operating expenses:
Selling, general and administrative expenses (1)	58,974	51,846
Store closure and exit costs	130	260
Depreciation	8,340	7,668

Income from operations (1)	22,129	20,549
Other (income) expenses:
Interest expense	483	643
Other income, net	—	(165)

	483	478

Income before provision for income taxes (1)	21,646	20,071
Tax provision	8,166	175

Net income (1)	$13,480	$19,896

Net income per share:
Basic and diluted (1)	$0.28	$0.41

Dividends declared per common share (2)	$—	$0.37

Weighted average common shares outstanding:
Basic	47,991,045	47,991,045

Diluted	48,121,916	47,991,045

Pro forma net income data:
Income before provision for income taxes		$20,071
Pro forma tax provision (3)		7,832

Pro forma net income (3)		$12,239

Pro forma net income per share: (3)
Basic and diluted		$0.26

Pro forma weighted average common shares outstanding:
Basic and diluted		47,991,045

(1)	Inclusive of approximately $1.1 million in transaction costs related to the public offering of common stock, which resulted in an after-tax reduction of approximately $0.02 per share on a diluted basis for the first quarter 2011 EPS.
(2)	Dividends declared per common share represent dividends declared and paid prior to the Company’s initial public offering. The Company currently expects to retain future earnings for use in the operation and expansion of its business and does not anticipate paying any dividends in the foreseeable future.
(3)	The Company had historically been treated as an S-corporation for U.S. federal income tax purposes. As a result, the Company’s income had not been subject to U.S. federal income taxes or state income taxes in those states where S-corporation status was recognized. In general, the corporate income or loss from the S-corporation was allocated to its stockholders for inclusion in their federal income tax returns and state income tax returns in those states where S-corporation status was recognized. The Company’s S-corporation status terminated on November 9, 2010 in connection with its initial public offering and the Company became subject to additional entity-level taxes that are reflected in the financial statements. The pro forma tax provision reflects combined federal and state income taxes on a pro forma basis, as if the Company had been treated as a C-corporation for the entire period, using a blended statutory federal and state income tax rate of 39.0% in 2010. The tax rate reflects the sum of the federal statutory rate and a blended state rate based on the Company’s calculation of income apportioned to each state for each period.

The Fresh Market, Inc.

Balance Sheets

(In thousands, except share amounts)

(unaudited)

	May 1, 2011	January 30, 2011
Assets
Current assets:
Cash and cash equivalents	$9,671	$7,867
Accounts receivable, net	1,818	1,296
Inventories	29,459	31,141
Prepaid expenses and other current assets	5,231	5,306
Deferred income taxes	4,648	6,109

Total current assets	50,827	51,719

Property and equipment:
Land	1,685	1,685
Store fixtures and equipment	210,269	206,909
Leasehold improvements	112,417	109,203
Office furniture, fixtures, and equipment	8,923	8,735
Automobiles	970	1,007
Construction in progress	29,780	17,042

Total property and equipment	364,044	344,581
Accumulated depreciation	(145,864)	(139,427)

Total property and equipment, net	218,180	205,154
Other assets	3,329	1,984

Total assets	$272,336	$258,857

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$29,083	$25,398
Accrued liabilities	51,772	41,040

Total current liabilities	80,855	66,438

Long-term debt	66,000	81,850
Closed store reserves	2,102	2,145
Deferred income taxes	24,841	23,293
Other long-term liabilities	12,291	13,054

Total noncurrent liabilities	105,234	120,342

Stockholders’ equity:
Preferred stock – $0.01 par value; 40,000,000 shares authorized, none issued	—	—
Common stock – $0.01 par value; 200,000,000 shares authorized, 47,991,045 shares issued and outstanding at May 1, 2011 and January 30, 2011	481	481
Additional paid-in capital	96,403	95,852
Accumulated other comprehensive loss – interest rate swaps	(535)	(674)
Accumulated deficit	(10,102)	(23,582)

Total stockholders’ equity	86,247	72,077

Total liabilities and stockholders’ equity	$272,336	$258,857

The Fresh Market, Inc.

Statements of Cash Flows

(In thousands)

(unaudited)

	For the Quarter Ended
	May 1, 2011	May 2, 2010
Operating activities

Net income	$13,480	$19,896
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,383	7,680
Impairments and loss on disposal of property and equipment	192	356
Share-based compensation	551	—
Share-based compensation associated with liability awards	—	439
Deferred income taxes	3,001	—
Change in assets and liabilities:
Accounts receivable	(635)	(1,189)
Inventories	1,683	2,236
Prepaid expenses and other assets	(258)	(375)
Accounts payable	3,685	(436)
Accrued liabilities and other long-term liabilities	1,512	1,494

Net cash provided by operating activities	31,594	30,101

Investing activities
Purchases of property and equipment	(12,961)	(7,929)
Proceeds from sale of property and equipment	77	24

Net cash used in investing activities	(12,884)	(7,905)

Financing activities
Borrowings on revolving credit note	160,682	86,534
Payments made on revolving credit note	(176,532)	(93,521)
Debt issuance costs	(1,056)	—
Distributions to stockholders	—	(17,682)

Net cash used in financing activities	(16,906)	(24,669)

Net increase (decrease) in cash and cash equivalents	1,804	(2,473)
Cash and cash equivalents at beginning of period	7,867	7,889

Cash and cash equivalents at end of period	$9,671	$5,416

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$391	$725

Cash paid during the period for taxes	$907	$259

The Fresh Market, Inc.

Calculation of Return Metrics (1)

(unaudited)

Return Metrics - Trailing Four Quarters	May 1, 2011 Calculated Using GAAP Net Income (2)	May 1, 2011 Calculated Using Adjusted Net Income (3)	May 2, 2010 Calculated Using Pro Forma Net Income (4)
Return on assets (5)	5.9%	16.9%	15.7%
Return on invested capital (6)	8.8%	24.5%	22.3%
Return on equity (7)	17.3%	49.2%	55.0%

(1)	The return metrics do not represent financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP). For a discussion of financial measures not prepared in accordance with GAAP, please see below. The Company’s management believes that these presentations provide useful information to management, analysts and investors regarding certain additional financial information and business trends relating to the Company’s results of operations and financial condition. In addition, management uses these measures for reviewing and evaluating financial results of the Company. The financial return metrics are calculated on a trailing four quarter basis giving effect to the recasting of 2010 quarters as a result of the Company’s change in its fiscal year end.
(2)	The return metrics in this column are calculated using net income determined in accordance with GAAP. Please see the footnotes below for the formulas used to determine these return metrics.
(3)	The return metrics in this column are calculated using adjusted net income, which is a non-GAAP measure. Please see the reconciliation below for a discussion and summary of adjusted net income for this period to net income determined in accordance with GAAP.

Trailing four quarters ended May 1, 2011

Net income	$14.9
Share-based compensation expense (net of tax)	17.6
Deferred tax adjustment	19.1
Pro forma income taxes	(9.2)

Adjusted net income	$42.4

(4)	The return metrics in this column are calculated using net income on a pro forma basis to give effect to the Company's conversion from an S-corporation to a C-corporation as described more fully in the Statement of Income also attached to the press release to which this schedule is attached. Please see the reconciliation below for a discussion and summary of pro forma net income for this period to net income determined in accordance with GAAP.

Trailing four quarters ended May 2, 2010

Net income	$59.9
Pro forma income taxes	(23.1)

Pro forma net income	$36.8

(5)	Net Income/Average Assets (for the column which presents metrics calculated using net income), Adjusted Net Income/Average Assets (for the column which presents metrics calculated using adjusted net income) and Pro Forma Net Income/Average Assets (for the column which presents metrics calculated using pro forma net income).
(6)	(1-Tax Rate)*(EBIT)/(Average Assets - Average Cash - Average Non-Interest Bearing Current Liabilities). EBIT, which is not presented as a stand-alone financial measure, is a non-GAAP financial measure and equals (i) net income plus interest expense plus provision for income taxes (for the calculation set forth in the column which presents metrics calculated using net income), (ii) adjusted net income plus interest expense plus provision for income taxes (for the calculation set forth in the column which presents metrics calculated using adjusted net income), and (iii) pro forma net income plus interest expense plus provision for income taxes (for the calculation set forth in the column which presents metrics calculated using pro forma net income).
(7)	Net Income/Ending Equity (for the column which presents metrics calculated using net income), Adjusted Net Income/Ending Equity (for the column which presents metrics calculated using adjusted net income), and Pro Forma Net Income/Ending Equity (for the column which presents metrics calculated using pro forma net income).

Non-GAAP Financial Measures

In addition to reporting return metrics derived from measures prepared in accordance with GAAP, the Company provides return metrics derived from adjusted net income. The Company has utilized adjusted net income, which is a non-GAAP measure, for purposes of calculating these return metrics in order to eliminate the effect on operating results of certain expenses and charges incurred in connection with the Company’s initial public offering and related conversion to a taxable C-corporation, as well as pro forma income taxes as if the Company had been taxed as a C-corporation during the entire period presented. The Company believes that the use of adjusted net income to calculate these return metrics facilitates an understanding of the Company’s operations without the one-time impact associated with the initial public offering. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measure. A reconciliation of GAAP to non-GAAP results has been provided in footnote 3 above.